UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                              (Amendment No._____)*


                        VIATEL HOLDING (BERMUDA) LIMITED
                        --------------------------------
                                (Name of Issuer)


                     COMMON SHARES, PAR VALUE $.01 PER SHARE
                     ---------------------------------------
                         (Title of Class of Securities)


                                    G93447103
                                 --------------
                                 (CUSIP Number)


                                DECEMBER 31, 2004
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]      Rule 13d-1(b)
         [_]      Rule 13d-1(c)
         [X]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the reminder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. G93447103             Schedule 13G                       Page  2 of 32


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         The Varde Fund, L.P.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group
                                                                    (a)   [X]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               386,323
Beneficially            (6)     Shared Voting Power             0
Owned by Each           (7)     Sole Dispositive Power          386,323
Reporting Person        (8)     Shared Dispositive Power        0
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         386,323
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                          [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         3.6%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         PN
--------------------------------------------------------------------------------

CUSIP NO. G93447103             Schedule 13G                       Page  3 of 32


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         The Varde Fund V, L.P.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group
                                                                    (a)   [X]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               263,910
Beneficially            (6)     Shared Voting Power             0
Owned by Each           (7)     Sole Dispositive Power          263,910
Reporting Person        (8)     Shared Dispositive Power        0
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         263,910
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                          [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         2.5%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         PN
--------------------------------------------------------------------------------

CUSIP NO. G93447103             Schedule 13G                       Page  4 of 32


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         The Varde Fund VI, L.P.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group
                                                                    (a)   [X]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               34,934
Beneficially            (6)     Shared Voting Power             0
Owned by Each           (7)     Sole Dispositive Power          34,934
Reporting Person        (8)     Shared Dispositive Power        0
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         34,934
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                          [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         0.3%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         PN
--------------------------------------------------------------------------------

CUSIP NO. G93447103             Schedule 13G                       Page  5 of 32


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Varde Investment Partners, L.P.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group
                                                                    (a)   [X]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               1,353
Beneficially            (6)     Shared Voting Power             0
Owned by Each           (7)     Sole Dispositive Power          1,353
Reporting Person        (8)     Shared Dispositive Power        0
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         1,353
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                          [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         0.1%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         PN
--------------------------------------------------------------------------------

CUSIP NO. G93447103             Schedule 13G                       Page  6 of 32


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         The Varde Select Fund, L.P.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group
                                                                    (a)   [X]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               138,296
Beneficially            (6)     Shared Voting Power             0
Owned by Each           (7)     Sole Dispositive Power          138,296
Reporting Person        (8)     Shared Dispositive Power        0
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         138,296
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                          [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         1.3%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         PN
--------------------------------------------------------------------------------

CUSIP NO. G93447103             Schedule 13G                       Page  7 of 32


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         The Varde Fund (Cayman) Limited
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group
                                                                    (a)   [X]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Cayman Islands
--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               57,715
Beneficially            (6)     Shared Voting Power             0
Owned by Each           (7)     Sole Dispositive Power          57,715
Reporting Person        (8)     Shared Dispositive Power        0
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         57,715
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                          [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         0.5%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         OO
--------------------------------------------------------------------------------

CUSIP NO. G93447103             Schedule 13G                       Page  8 of 32


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Varde Fund V GP, LLC
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group
                                                                    (a)   [X]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               263,910
Beneficially            (6)     Shared Voting Power             0
Owned by Each           (7)     Sole Dispositive Power          263,910
Reporting Person        (8)     Shared Dispositive Power        0
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         263,910
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                          [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         2.5%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         OO
--------------------------------------------------------------------------------

CUSIP NO. G93447103             Schedule 13G                       Page  9 of 32


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Varde Fund VI GP, LLC
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group
                                                                    (a)   [X]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               34,934
Beneficially            (6)     Shared Voting Power             0
Owned by Each           (7)     Sole Dispositive Power          34,934
Reporting Person        (8)     Shared Dispositive Power        0
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         34,934
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                          [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         0.3%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         OO
--------------------------------------------------------------------------------

CUSIP NO. G93447103             Schedule 13G                       Page 10 of 32


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Varde Investment Partners G.P., LLC
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group
                                                                    (a)   [X]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               1,353
Beneficially            (6)     Shared Voting Power             0
Owned by Each           (7)     Sole Dispositive Power          1,353
Reporting Person        (8)     Shared Dispositive Power        0
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         1,353
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                          [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         0.1%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         BO
--------------------------------------------------------------------------------

CUSIP NO. G93447103             Schedule 13G                       Page 11 of 32


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Varde Partners, L.P.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group
                                                                    (a)   [X]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               824,816
Beneficially            (6)     Shared Voting Power             0
Owned by Each           (7)     Sole Dispositive Power          824,816
Reporting Person        (8)     Shared Dispositive Power        0
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         824,816
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                          [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         7.7%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         PN
--------------------------------------------------------------------------------

CUSIP NO. G93447103             Schedule 13G                       Page 12 of 32


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Varde Partners, Inc.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group
                                                                    (a)   [X]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               824,816
Beneficially            (6)     Shared Voting Power             0
Owned by Each           (7)     Sole Dispositive Power          824,816
Reporting Person        (8)     Shared Dispositive Power        0
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         824,816
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                          [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         7.7%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         CO
--------------------------------------------------------------------------------

CUSIP NO. G93447103             Schedule 13G                       Page 13 of 32


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Varde Management International, Inc.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group
                                                                    (a)   [X]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               57,715
Beneficially            (6)     Shared Voting Power             0
Owned by Each           (7)     Sole Dispositive Power          57,715
Reporting Person        (8)     Shared Dispositive Power        0
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         57,715
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                          [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         0.5%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         CO
--------------------------------------------------------------------------------

CUSIP NO. G93447103             Schedule 13G                       Page 14 of 32


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         George G. Hicks
         (in the capacity described herein)
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group
                                                                    (a)   [X]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             882,531
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        882,531
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         882,531
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                          [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         8.2%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         IN
--------------------------------------------------------------------------------

CUSIP NO. G93447103             Schedule 13G                       Page 15 of 32


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Gregory S. McMillan
         (in the capacity described herein)
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group
                                                                    (a)   [X]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             882,531
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        882,531
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         882,531
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                          [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         8.2%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         IN
--------------------------------------------------------------------------------

CUSIP NO. G93447103             Schedule 13G                       Page 16 of 32


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Marcia L. Page
         (in the capacity described herein)
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group
                                                                    (a)   [X]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             882,531
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        882,531
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         882,531
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                          [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         8.2%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         IN
--------------------------------------------------------------------------------

CUSIP NO. G93447103             Schedule 13G                       Page 17 of 32


Item 1.  (a)      NAME OF ISSUER

                  Viatel Holding (Bermuda) Limited (the "Company").

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  Inbucon House
                  Wick Road
                  Egham
                  Surrey TW20 0HR
                  United Kingdom

Item 2.  (a)      NAMES OF PERSONS FILING

                  (i) The Varde Fund, LP, a Delaware limited partnership (the "Partnership");

                  (ii) The Varde Fund V, L.P., a Delaware limited partnership ("Partnership V");

                  (iii) The Varde Fund VI, L.P., a Delaware limited partnership ("Partnership VI");

                  (iv) Varde Investment Partners, L.P., a Delaware limited partnership (the "Investment Partnership");

                  (v) The Varde Select Fund, L.P., a Delaware limited partnership (the "Select Fund");

                  (vi) The Varde Fund (Cayman) Limited, a Cayman Islands exempt company (the "Cayman Fund");

                  (vii) The Varde Fund V GP, LLC, a Delaware limited liability company ("LLC V" and general partner of Partnership V);

                  (viii) The Varde Fund VI GP, LLC, a Delaware limited liability company ("LLC VI" and general partner of Partnership VI);

                  (ix) Varde Investment Partners G.P., LLC, a Delaware limited liability company (the "Investment LLC" and general partner of the Investment Partnership);

                  (x) Varde Partners, L.P., a Delaware limited partnership (the "General Partner" and general partner of the Partnership and the Select Fund and the managing member of LLC V, LLC VI and the Investment LLC);

                  (xi) Varde Partners, Inc., a Delaware corporation ("Varde GP" and general partner of the General Partner);

                  (xii) Varde Management International, Inc., a Delaware corporation ("Varde International" and manager of the Cayman Fund);

                  (xiii) George G. Hicks ("Mr. Hicks" and director, Managing Director and stockholder of Varde GP and director, Vice President and stockholder of Varde International);

                  (xiv) Gregory S. McMillan ("Mr. McMillan" and director, Managing Director and stockholder of Varde GP and director, Vice President and stockholder of Varde International); and

                  (xv) Marcia L. Page ("Ms. Page" and director, Managing Director and stockholder of Varde GP and director, Vice President and

CUSIP NO. G93447103             Schedule 13G                       Page 18 of 32


                           stockholder of Varde International).

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE

                           The address of the principal business offices of each
                  of (i) the Partnership, (ii) Partnership V, (iii) Partnership VI, (iv) the Investment Partnership, (v) the Select Fund, (vi) LLC V, (vii) LLC VI, (viii) the Investment Partnership, (ix) the General Partner, (x) Varde GP, (xi) Varde International,
                  (xii) Mr. Hicks, (xiii) Mr. McMillan and (xiv) Ms. Page is 8500, Normande Lake Blvd., #1570, Minneapolis, Minnesota 55437.

                           The address of the principal business offices of the
                  Cayman Fund is 2nd Floor Harbour Centre, P.O. Box 896, George Town, BWI.

         (c)      CITIZENSHIP

                  Partnership-- a Delaware limited partnership
                  Partnership V-- a Delaware limited partnership
                  Partnership VI-- a Delaware limited partnership
                  Investment Partnership-- a Delaware limited partnership Select Fund-- a Delaware limited partnership
                  Cayman Fund-- a Cayman Islands exempted company
                  LLC V-- a Delaware limited liability company
                  LLC VI-- a Delaware limited liability company
                  Investment LLC-- a Delaware limited liability company General Partner-- a Delaware limited partnership
                  Varde GP-- a Delaware corporation
                  Varde International-- a Delaware corporation
                  Mr. Hicks-- United States
                  Mr. McMillan-- United States
                  Ms. Page-- United States

         (d)      TITLE OF CLASS OF SECURITIES

                  Common Shares, par value $.01 per share (the "Common Shares" or "Shares")

         (e)      CUSIP NUMBER

                  G93447103

Item 3. This statement is not filed pursuant to either Rule 13d-1(b) or 13d-2(b) or (c).

CUSIP NO. G93447103             Schedule 13G                       Page 19 of 32


Item 4.  OWNERSHIP.

         (a)      AMOUNT BENEFICIALLY OWNED:

                           The Partnership may be deemed to beneficially own
                  386,323 Common Shares. Partnership V may be deemed to beneficially own 263,910 Common Shares. Partnership VI may be deemed to beneficially own 34,934 Common Shares. The Investment Partnership may be deemed to own 1,353 Common Shares. The Select Fund may be deemed to beneficially own 138,296 Common Shares. The Cayman Fund may be deemed to beneficially own 57,715 Common Shares.

                           LLC V may be deemed to beneficially own 263,910
                  Common Shares as a result of its voting and dispositive power over the Common Shares held by Partnership V. LLC VI may be deemed to beneficially own 34,934 Common Shares as a result of its voting and dispositive power over the Common Shares held by Partnership VI. The Investment LLC may be deemed to beneficially own 1,353 Common Shares as a result of its voting and dispositive power over the Common Shares held by the Investment Partnership.

                           The General Partner and Varde GP may each be deemed
                  to beneficially own 824,816 Common Shares as a result of their voting and dispositive power over: (i) the 386,323 Shares held by the Partnership; (ii) the 263,910 Shares held by Partnership V; (iii) the 34,934 Shares held by Partnership VI;
                  (iv) the 1,353 Shares held by the Investment Partnership; and
                  (v) the 138,296 Shares held by the Select Fund.

                           Varde International may be deemed to beneficially own
                  57,715 shares of Common Stock as a result of its voting and dispositive power over the 57,715 Shares held by the Cayman Fund.

                           Messrs. Hicks and McMillan and Ms. Page may each be
                  deemed to beneficially own 882,531 shares of Common Stock by virtue of their ultimate voting and dispositive power over:
                  (i) the 386,323 Shares held by the Partnership; (ii) the 263,910 Shares held by Partnership V; (iii) the 34,934 Shares held by Partnership VI; (iv) the 1,353 Shares held by the Investment Partnership; (v) the 138,296 Shares held by the Select Fund; and (vi) the 57,715 Shares held by the Cayman Fund.

         (b)      PERCENTAGE OWNED:

                           Based on calculations made in accordance with Rule
                  13d-3(d), and there being 10,730,000 Common Shares outstanding as indicated in Viatel Holding (Bermuda) Limited's Annual Report on Form 20-F for the year ended December 31, 2004, (i) the Partnership may be deemed to own approximately 3.6% of the outstanding Common Shares, (ii) Partnership V may be deemed to own approximately 2.5% of the outstanding Common Shares, (iii) Partnership VI may be deemed to own approximately 0.3% of the outstanding Common Shares, (iv) the Investment Partnership may be deemed to own approximately 0.1% of the outstanding Common Shares, (v) the Select Fund may be deemed to own approximately 1.3% of the outstanding Common Shares, (vi) the Cayman Fund may be deemed to own approximately 0.5% of the outstanding Common Shares, (vii) LLC V

CUSIP NO. G93447103             Schedule 13G                       Page 20 of 32


                  may be deemed to own approximately 2.5% of the outstanding Common Shares, (viii) LLC VI may be deemed to own approximately 0.3% of the outstanding Common Shares, (ix) the Investment LLC may be deemed to own approximately 0.1% of the outstanding Common Shares, (x) the General Partner may be deemed to own approximately 7.7% of the outstanding Common Shares, (xi) Varde GP may be deemed to own approximately 7.7% of the outstanding Common Shares, (xii) Varde International may be deemed to own approximately 0.5% of the outstanding Common Shares, (xiii) Mr. Hicks may be deemed to own approximately 8.2% of the outstanding Common Shares, (xiv) Mr. McMillan may be deemed to own 8.2% of the outstanding Common Shares and (xv) Ms. Page may be deemed to own approximately 8.2% of the outstanding Common Shares.

         (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                           (i) The Partnership may be deemed to have sole power to direct the voting and disposition of the 386,323 Shares it beneficially owns. Partnership V may be deemed to have sole power to direct the voting and disposition of the 263,910 Shares it beneficially owns. Partnership VI may be deemed to have sole power to direct the voting and disposition of the 34,934 Shares it beneficially owns. The Investment Partnership may be deemed to have sole power to direct the rating and disposition of the 1,353 Shares it beneficially owns. The Select Fund may be deemed to have sole power to direct the voting and disposition of the 138,296 Shares it beneficially owns. The Cayman Fund may be deemed to have sole power to direct the voting and disposition of the 57,715 Shares it beneficially owns.

                           LLC V may have the sole power to direct the voting
                  and disposition of the 263,910 Shares it may be deemed to beneficially own by virtue of the relationships described in
                  Item 2. LLC VI may have the sole power to direct the voting and disposition of the 34,934 Shares it may be deemed to beneficially own by virtue of the relationships described in
                  Item 2. The Investment LLC may have the sole power to direct the voting and disposition of the 1,353 Shares it may be deemed to beneficially own by virtue of the relationships described in Item 2.

                           The General Partner may be deemed to have sole power
                  to direct the voting and disposition of the 824,816 Shares it may be deemed to beneficially own by virtue of the relationships described in Item 2. Varde GP may be deemed to have sole power to direct the voting and disposition of the 824,816 Shares it may be deemed to beneficially own by virtue of the relationships described in Item 2.

                           Varde International may be deemed to have sole power
                  to direct the voting and disposition of the 57,715 Shares it may be deemed to beneficially own by virtue of the relationships described in Item 2.

                           (ii) By virtue of the relationships between and among the Reporting Persons as described in Item 2, each of Messrs. Hicks and

CUSIP NO. G93447103             Schedule 13G                       Page 21 of 32


                  McMillan and Ms. Page, may be deemed to share the power to direct the voting and disposition of 882,531 Shares.

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         The limited partners and the general partner of the Partnership, Partnership V, Partnership VI, the Investment Partnership and the Select Fund and the shareholders and managers of the Cayman Fund have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of the Partnership, Partnership V, Partnership VI, the Investment Partnership, the Select Fund and the Cayman Fund in accordance with their ownership interests in such entities.

Item 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         See Item 2.

Item 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

Item 10. CERTIFICATION

         Not applicable.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CUSIP NO. G93447103             Schedule 13G                       Page 22 of 32


                                   SIGNATURES

                  After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated as of February 11th, 2005


                                    THE VARDE FUND, L.P.


                                    By: Varde Partners, L.P.,
                                        its general partner


                                    By: Varde Partners, Inc.,
                                        its general partner


                                    By: /s/ George G. Hicks
                                        ---------------------------------------
                                        Name:   George G. Hicks
                                        Title:  Managing Director



                                    THE VARDE FUND V, L.P.


                                    By: Varde Fund V GP, LLC,
                                        its general partner


                                    By: Varde Partners, L.P.,
                                        its managing member


                                    By: Varde Partners, Inc.,
                                        its general partner


                                    By: /s/ George G. Hicks
                                        ---------------------------------------
                                        Name:   George G. Hicks
                                        Title:  Managing Director

CUSIP NO. G93447103             Schedule 13G                       Page 23 of 32


                                    THE VARDE FUND VI, L.P.


                                    By: Varde Fund VI GP, LLC,
                                        its general partner


                                    By: Varde Partners, L.P.,
                                        its managing member


                                    By: Varde Partners, Inc.,
                                        its general partner


                                    By: /s/ George G. Hicks
                                        ---------------------------------------
                                        Name:   George G. Hicks
                                        Title:  Managing Director



                                    VARDE INVESTMENT PARTNERS, L.P.


                                    By: Varde Investment Partners G.P., LLC,
                                        its general partner


                                    By: Varde Partners, L.P.,
                                        its managing member


                                    By: Varde Partners, Inc.,
                                        its general partner


                                    By: /s/ George G. Hicks
                                        ---------------------------------------
                                        Name:   George G. Hicks
                                        Title:  Managing Director

CUSIP NO. G93447103             Schedule 13G                       Page 24 of 32


                                    THE VARDE SELECT FUND, L.P.


                                    By: Varde Partners, L.P.,
                                        its general partner


                                    By: Varde Partners, Inc.,
                                        its general partner


                                    By: /s/ George G. Hicks
                                        ---------------------------------------
                                        Name:   George G. Hicks
                                        Title:  Managing Director



                                    THE VARDE FUND (CAYMAN) LIMITED


                                    By: Varde Management International, Inc.,
                                        its manager


                                    By: /s/ George G. Hicks
                                        ---------------------------------------
                                        Name:   George G. Hicks
                                        Title:  Managing Director



                                    THE VARDE FUND V GP, LLC


                                    By: Varde Partners, L.P.,
                                        its managing member


                                    By: Varde Partners, Inc.,
                                        its general partner


                                    By: /s/ George G. Hicks
                                        ---------------------------------------
                                        Name:   George G. Hicks
                                        Title:  Managing Director

CUSIP NO. G93447103             Schedule 13G                       Page 25 of 32


                                    THE VARDE FUND VI GP, LLC


                                    By: Varde Partners, L.P.,
                                        its managing member


                                    By: Varde Partners, Inc.,
                                        its general partner


                                    By: /s/ George G. Hicks
                                        ---------------------------------------
                                        Name:   George G. Hicks
                                        Title:  Managing Director



                                    VARDE INVESTMENT PARTNERS G.P., LLC


                                    By: Varde Partners, L.P.,
                                        its managing member


                                    By: Varde Partners, Inc.,
                                        its general partner


                                    By: /s/ George G. Hicks
                                        ---------------------------------------
                                        Name:   George G. Hicks
                                        Title:  Managing Director



                                    VARDE PARTNERS, L.P.


                                    By: Varde Partners, Inc.,
                                        its general partner


                                    By: /s/ George G. Hicks
                                        ---------------------------------------
                                        Name:   George G. Hicks
                                        Title:  Managing Director



                                    VARDE PARTNERS, INC.


                                    By: /s/ George G. Hicks
                                        ---------------------------------------
                                        Name:   George G. Hicks
                                        Title:  Managing Director

CUSIP NO. G93447103             Schedule 13G                       Page 26 of 32


                                    VARDE MANAGEMENT INTERNATIONAL, INC.


                                    By: /s/ George G. Hicks
                                        ---------------------------------------
                                        Name:   George G. Hicks
                                        Title:  Vice President

                                        /s/ George G. Hicks
                                        ---------------------------------------
                                        George G. Hicks


                                        /s/ Gregory S. McMillan
                                        ---------------------------------------
                                        Gregory S. McMillan


                                        /s/ Marcia L. Page
                                        ---------------------------------------
                                        Marcia L. Page

CUSIP NO. G93447103             Schedule 13G                       Page 27 of 32


                                  EXHIBIT INDEX
                                  -------------

Exhibit 1. Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.